Exhibit 99.1

J&S Audio Visual
Selected Quarterly Results of Operations and Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Adjusted Net Income (1) (2)
(unaudited, in thousands)

	First Quarter	Second Quarter	Third Quarter	Nine Months Ended September 30, 2017
2017
Total revenue	$19,382	$18,938	$11,951	$50,271
Total operating expenses	16,791	17,468	14,069	48,328
Operating income (loss)	2,591	1,470	(2,118)	1,943

Net income (loss)	$2,201	$927	$(2,821)	$307
Interest expense	61	58	59	178
Depreciation and amortization	801	860	823	2,484
Income tax expense	148	144	462	754
EBITDA	3,211	1,989	(1,477)	3,723
Amortization of hotel signing fees (3)	77	77	153	307
Foreign currency transactions (gain) loss	(5)	(63)	23	(45)
Acquisition adjustments (4)	19	19	19	57
Transaction costs	5	3	50	58
Adjusted EBITDA	3,307	2,025	(1,232)	4,100
Interest expense	(61)	(58)	(59)	(178)
Income tax expense	(148)	(144)	(462)	(754)
Adjusted net income (loss)	$3,098	$1,823	$(1,753)	$3,168

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year Ended December 31, 2016
2016
Total revenue	$18,019	$19,529	$11,819	$12,584	$61,951
Total operating expenses	15,627	16,528	13,436	13,544	59,135
Operating income (loss)	$2,392	$3,001	$(1,617)	$(960)	$2,816

Net income (loss)	$1,994	$2,542	$(1,994)	$(1,484)	$1,058
Interest expense	73	69	64	62	268
Depreciation and amortization	713	724	839	834	3,110
Income tax expense	166	180	74	165	585
EBITDA	2,946	3,515	(1,017)	(423)	5,021
Non-cash loss	6	6	6	6	24
Amortization of hotel signing fees (3)	—	152	76	79	307
Foreign currency transactions (gain) loss	111	(57)	10	211	275
Acquisition adjustments (4)	—	38	19	19	76
Transaction costs	—	—	7	17	24
Adjusted EBITDA	3,063	3,654	(899)	(91)	5,727
Interest expense	(73)	(69)	(64)	(62)	(268)
Income tax expense	(166)	(180)	(74)	(165)	(585)
Adjusted net income (loss)	$2,824	$3,405	$(1,037)	$(318)	$4,874

(1) All historical information in this table is based upon unaudited operating financial data provided by J&S. Consolidated financial statements for J&S have not been prepared and this data has not been audited, reviewed or compiled by the Company’s independent registered public accounting firm. The historical financial information should not be relied upon as an indicator of future performance.
(2) The financial information presented herein includes amounts attributable to 100% of the equity interests of J&S. Accordingly, the amounts attributable to Ashford Inc.'s 85% interest will be lower than the amounts presented.
(3) Hotel signing fees represent incentive payments incurred in connection with signing or renewing venue contracts and generally provide the right to be the exclusive on-site provider of audio-visual services at the hotel. The payments are deferred and amortized over the life of the contract.
(4) Acquisition adjustments represent add-backs for pro forma expenses related to executive management compensation of J&S.

Included in table are certain supplemental measures of performance which are not measures of operating performance under GAAP, to assist investors in evaluating the Company's historical or future financial performance. These supplemental measures include earnings before interest, tax, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Adjusted Net Income. We believe that EBITDA, Adjusted EBITDA and Adjusted Net Income provide investors and management with a meaningful indicator of operating performance. Management also uses Adjusted EBITDA and Adjusted Net Income, among other measures, to evaluate profitability. J&S calculates Adjusted EBITDA by subtracting or adding to net income (loss): interest expense, income taxes, depreciation, amortization, net income (loss) to noncontrolling interests, transaction costs, and other expenses. J&S calculates Adjusted Net Income by subtracting or adding to net income (loss): depreciation, amortization, net income (loss) to noncontrolling interests, transaction costs, and other expenses. J&S's methodology for calculating Adjusted EBITDA and Adjusted Net Income may differ from the methodologies used by other comparable companies, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Neither Adjusted EBITDA nor Adjusted Net Income represents cash generated from operating activities as determined by GAAP and should not be considered as an alternative to a) GAAP net income (loss) as an indication of our financial performance or b) GAAP cash flows from operating activities as a measure of our liquidity nor are such measures indicative of funds available to satisfy our cash needs. The Company urges investors to carefully review the U.S. GAAP financial information of J&S to be filed in a separate Current Report on Form 8-K.